Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

FOR RELEASE 9 a.m. (ET)

June 27, 2011

American Electric Technologies Announces Solar Industry’s First

1 MW 1000 Volt UL 1741-Tested Inverter System

Industry-changing ISIS™ technology tested by TUV Rheinland of North America

HOUSTON (June 27, 2011) — Houston-based American Electric Technologies, Inc. (NASDAQ: AETI) the leading global provider of power delivery solutions for the traditional and renewable energy industries, today announced that the company has received notification from TUV Rheinland that its 1 MW 1000 Volt Integrated Solar Inversion Station (ISIS™) has successfully passed the solar inverter tests as outlined in UL 1741-2010. UL1741-2010 is the UL Standard for Solar Inverter equipment and other solar products for use with Distributed Energy resources.

As the U.S. utility-scale solar market develops, North American utilities and Engineering, Procurement and Construction (EPC) firms have attempted to move from 600 Volt solar project designs to 1000 Volt solar designs for increased efficiency and lower costs. However, the lack of a certified 1 MW 1000 Volt solar inverter has been a major hindrance to moving the industry to the next level.

In becoming the first 1 MW integrated solar inversion station tested to UL 1741-2010 at 1000 Volts, financiers, developers, utilities and EPCs will now be able to build utility-scale solar farms and achieve higher ROI when designing with higher voltage 1000 Volt UL-tested photovoltaic (PV) panels, yet retain all of the solar farm electrical safety and lifetime reliability benefits of legacy 600 Volt UL-tested systems.

“AETI has shipped more than 1 GW of power distribution and conversion systems into the world’s harshest environments during our 65 years in the energy industry,” said Charles Dauber, AETI President and Chief Executive Officer. “Our industry-leading expertise in multi-megawatt power conversion systems was pivotal in the design of the industry’s first 1 MW 1000 Volt solar inversion station tested to the UL 1741 solar inverter requirements. We are excited to offer financers, utilities, developers and EPCs this innovative solution from a company with a strong pedigree.”

Underwriter’s Laboratory (UL) is responsible for the development of the UL 1741 Standards. UL is an independent safety certification organization that has been testing products as a Nationally Recognized Test Laboratory (NRTL) and writing standards for safety for more than a century. The United States Occupational Safety & Health Administration (OSHA) and California Energy Commission have approved a select few NRTLs including TUV Rheinland to perform testing to UL 1741 standards as part of their solar inverter testing process. TUV Rheinland validated compliance to UL 1741 design test for AETI’s 1 MW ISIS™ for all UL 1741-2010 requirements.

“We are excited to be able to deploy the world’s first 1000 Volt 1 MW solar inverter tested to UL1741. With AETI’s 65 years of experience, reputation, and bankability it was an easy decision for us.” said Peter Mathey, Chief Executive Officer, Ignite Solar.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Based on 65 years of experience in innovating and deploying technologies in the energy industry, the built-for-purpose ISIS™ system delivers industry-leading performance and reliability, while assuring utility-integration success at a lower LCOE than traditional solar inverters.

ISIS™ utilizes 1000 Volt input voltages as well as the industry’s highest input current levels, that when used with today’s 1000 Volt UL-tested PV panels, can convert up to 15% more watts per string than 600 Volt solar inverters.

ISIS™ is the most reliable solar inverter on the market with the widest operating temperature range. The system’s multi-tiered smart cooling architecture utilizes liquid-cooled power electronics with computer-controlled air cooling to deliver a very low tare loss solution. ISIS’ harsh-environment system packaging enables the industry’s leading operational range of -40° to 50°C without output power de-rating, and operation to 60°C with normal power de-rating.

ISIS™ assures successful grid integration with utility systems by:

•

Incorporating all the necessary utility grid integration components into a medium voltage utility interconnection system, including breakers, relaying and revenue metering to meet specific regional grid interconnect requirements;

•	Incorporating the world’s widest power factor compensation capabilities (down to 0 pf) that addresses regional utility requirements for dynamic VAR compensation; and,

•	Meeting IEEE-519 <3% TDD power quality requirements.

ISIS™ is constructed in a self-skidded, environmentally secure and pre-commissioned NEMA 3R line-up, and includes a built-in, utility-compliant SCADA system to dramatically lower construction schedules and costs.

AETI will showcase the complete ISIS™ system at the upcoming InterSolar USA conference (http://www.intersolar.us/) on July 12-14 in San Francisco, CA at the Moscone Center - North Hall, Booth 5453.

American Electric Technologies, Inc. (NASDAQ: AETI) is the leading global supplier of power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures which have facilities located in Xian, China; Macae, Brazil; and Singapore. AETI’s SEC filings, news and product/service information are available at http://www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated results of our international joint ventures are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks,

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks inherent in doing business outside of the U.S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.

Media Contacts:

Ward Creative Communications for

American Electric Technologies, Inc.

713-869-0707

Catie Jenschke, cjenschke@wardcc.com or Molly Smith, msmith@wardcc.com

Investor Contacts:

American Electric Technologies, Inc.

Frank Pierce, 713-644-8182

investorrelations@aeti.com